MARKETING AGREEMENT
     MARKETING AGREEMENT (hereinafter, the “Agreement”) made and entered into as of August 1, 2005, by and between
HEALTH ALLIANCE NETWORK, INC., a New York corporation, with principal offices located at 1305 Mamaroneck Avenue, White Plains, NY 10605 (HAN), and
COMPREHENSIVE BEHAVIORAL CARE, INC., a Nevada corporation, with principal offices located at 204 S. Hoover Boulevard, Suite 200, Tampa, Florida 33609 (collectively referred to, with its Affiliates, as (CompCare);
WITNESSETH, THAT
WHEREAS,
A.	CompCare has established a network of contracted physicians and other providers of case management, pharmacy management services, disease management and integrated behavioral healthcare services and products;

B.	CompCare’s Participating Providers have agreed to provide behavioral healthcare services and products in exchange for discounted fees to the beneficiaries of healthcare plans sponsored by payors who contract with CompCare for access to such provider networks and other services provided by CompCare;

C.	HAN has contacts with insurance companies, unions, third party administrators and other payors for healthcare services and products who desire to obtain access to such behavioral healthcare services and products for their respective plan beneficiaries on a discounted fee basis;

D.	CompCare has agreed to appoint HAN as its primary representative and marketing agent for commercial (i.e., non-Medicaid and non-Medicare) business;

E.	HAN desires to market CompCare’s services and the CompCare Networks in the commercial marketplace to Payors with which HAN has or may develop relationships; and

F.	HAN and CompCare desire to set forth the terms and conditions on which CompCare has agreed to provide its services and to allow commercial market payors introduced to it by HAN to contract for access to the CompCare Networks;
     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein set forth, and in reliance on the representations and warranties contained herein and subject to the terms and conditions hereof, the parties hereto agree as follows:

1.   DEFINITIONS:
     For purposes of this Agreement, in addition to the terms elsewhere defined herein, the following terms shall have the meaning indicated:
     1.1   “Affiliate” an Affiliate of a Person shall refer to (1) each officer and employee of such Person, (2) any Person which is controlled by, controls, or is under common control with, such Person, and (3) any Affiliate of any of the foregoing.
     1.2   “CompCare Network” shall mean (a) the network of Participating Providers who have executed Provider Agreements with CompCare, and (b) any network of behavioral healthcare providers that CompCare is leasing from any third party pursuant to a written agreement.
     1.3   “Covered Individual” shall mean all members, employees, covered dependents and other Persons eligible to receive medical services under a Plan.
     1.4   “Most Favored National Pricing” shall mean the lowest price CompCare would offer to any client when such client is not a Source introduced to CompCare by HAN. CompCare has sole discretion in determining Most Favored Nation Pricing specific to any Service Agreement as such pricing is contingent upon, among other things, CompCare’s understanding of the benefits to be offered to the Source’s members and any available actuarial and/or utilization data.
     1.5   “Participating Providers” shall mean the physicians, hospitals and healthcare facilities and other providers of behavioral healthcare services and/or products who have entered into Provider Agreements with CompCare.
     1.6   “Person” shall mean an individual, corporation, limited liability company, limited liability partnership, partnership, joint venture and other business entity of any kind.
     1.7   “Plan” shall mean a health insurance, managed care, self insured plan, or other similar health benefit plan sponsored or issued by a Source and which may include workers compensation, first party automobile medical liability, long-term or short-term disability and health coverage.
     1.8   “Provider Agreements” shall mean the agreement between CompCare and providers of behavioral healthcare services and/or products pursuant to which the Participating Provider agrees to provide behavioral healthcare services and/or products to Covered Individuals in exchange for discounted fees.
     1.9   “Source” shall mean the health insurance companies, employers, third party administrators, labor unions and other Persons who pay for healthcare services and products, each Affiliate of such Person, and any other Person, that has been introduced directly by HAN or any Affiliate of HAN to CompCare. Each Source must be pre-registered in writing by HAN or an Affiliate of HAN with CompCare and approved in advance and in writing by CompCare.

     1.10   “Services Agreement” shall refer to an agreement entered into by a Source with HAN and/or CompCare, which has been pre-approved by HAN and CompCare, to provide access to the CompCare Network and/or other services provided by CompCare.
2.   PROVISION OF SERVICES:
     2.1   CompCare hereby appoints HAN as its primary marketing and sales representative with respect to all commercial (i.e., non-Medicaid and non-Medicare) business conducted by CompCare during the Term of this Agreement. This does not preclude HAN from selling Medicare and Medicaid business provided such business is pre-registered by HAN in the same manner required for commercial business sales by HAN.
     2.2   For each Source that executes a Services Agreement with CompCare during the Term hereof, CompCare shall provide the Covered Individuals under Plans sponsored by such Source with access to Participating Providers in the CompCare Network and with access to CompCare’s other services on the terms and subject to the conditions set forth in such Services Agreement.
     2.3   CompCare will agree to accept Most Favored Nation Pricing for all of the services provided by CompCare to Sources introduced to CompCare by HAN. HAN will have the right to negotiate higher than Most Favored Nation Pricing for specific Service Agreements with its Sources.
     2.4   CompCare shall perform all CompCare services in a timely fashion and in accordance with the terms of the specific Service Agreement and standard operating practice of CompCare and will provide monthly reports to the Source, with a copy to HAN, in the form defined by CompCare’s Service Agreement with each Source. CompCare and HAN shall commit and utilize their available resources for, and cooperate with each other in connection with, presentations and meetings with potential Sources introduced to CompCare by HAN or its Affiliates. CompCare and HAN will mutually agree to final Service Agreement pricing. All Service Agreements must be signed by CompCare and the Source.
     2.5   CompCare’s Service Agreement with each Source shall govern the terms for billings to and collection of monthly revenues from each Source.
     2.6   If a Source introduced to CompCare by HAN or a HAN Affiliate would like to contract with CompCare or any of its Affiliates for network access or other services, then CompCare may enter into a Services Agreement directly with such Source at the pricing (not less than Most Favored Nation Pricing determined by CompCare) negotiated by HAN with such Source; provided that any such direct Source Access agreement will be subject to all of the provisions of this Agreement; and CompCare will give HAN a copy of the executed agreement within five days after it is executed by the Source.

3.   RESPONSIBILITIES OF COMPCARE
     3.1   CompCare has entered into Provider Agreements with Participating Providers for the provision of covered services to Covered Individuals. Although the Provider Agreement is not a part of this Agreement, the applicable Provider Agreement executed by each Participating Provider shall govern the relationship between CompCare and any Participating Provider.
     3.2   CompCare is responsible for recruiting and contracting with Participating Providers and other providers of services offered by CompCare. All communications with Participating Providers concerning the negotiation, execution or ongoing management and maintenance of Provider Agreements will be conducted by or through CompCare.
     3.3   CompCare will develop appropriate policies, procedures, protocols and criteria (collectively, the “Criteria”) for the CompCare Network in order to maintain the integrity of the CompCare Network. CompCare will provide Participating Providers with such policies, procedures, information and materials as needed to facilitate Participating Provider’s participation in the CompCare Network and compliance with established policies and procedures; provided that any Criteria shall be no more burdensome on HAN or its Sources than CompCare imposes on other of its clients that do not originate with HAN.
     3.4   CompCare and HAN agree to the use of each other’s name in any marketing, advertising, solicitation or educational material necessary to further the purposes of this Agreement. Each party using the other’s name in such materials shall share said materials prior to distribution and obtain the written consent of the other party whose name is used, which consent shall not be withheld unreasonably. In all other respects, each party reserves the rights to, and the control of, the use of their name and all symbols, trademarks, or service marks.
     3.5   CompCare shall provide such educational services to HAN as is reasonably appropriate in connection with the implementation and operation of this Agreement. Additionally, CompCare shall provide HAN with such reporting as is reasonably necessary to enable HAN to fulfill its obligations under the Services Agreements. Such services shall be designed to assist each Source’s Covered Individuals in their utilization of CompCare’s Participating Providers.
     3.6   If CompCare is required to make any filings by a State Department of Health or State Department of Insurance, such filings shall be made by CompCare, unless otherwise directed by one of the respective State Departments.
     3.7   CompCare is not an insurer, guarantor or underwriter of the liability of HAN and/or its Sources and does not pay claims for covered services under any Plan (except that CompCare does pay claims on behalf of Plan sponsors when CompCare is providing third party administrator services). HAN acknowledges and agrees that CompCare is not an insurer, indemnifier or guarantor of payments owed to Participating Providers in connection with this Agreement or the provision of healthcare, behavioral healthcare, or other services or supplies under any Plan. Except as expressly set forth in this Agreement or in any agreement entered into pursuant to this Agreement, CompCare shall have no responsibility for any healthcare services or supplies or other services provided by Participating Providers to any Covered Individual or to any other Person.

     3.8   CompCare shall hold HAN harmless against liability or any additional expenses incurred by HAN if CompCare is determined by any federal, state, or local governmental authority to be engaged in activities for which it has failed to obtain a necessary license or permit.
     3.9   During the term of this Agreement (as the same may be extended from time to time) and for a one (1) year period thereafter, CompCare shall not, either directly or indirectly, for itself or any third party, hire or solicit, induce, recruit, or cause a person in the employ of HAN or its subsidiaries to terminate his/her employment by HAN or such subsidiary, for the purpose of joining, associating or becoming employed by CompCare or any of CompCare’s Affiliates, or any other company or person which is in competition with any product sold, or any business or activity engaged in, by HAN at any time during the term of this Agreement without advanced written approval of both parties.
4.   RESPONSIBILITIES OF HAN
     4.1   HAN shall use its good faith efforts to market and locate Sources who are interested in contracting with CompCare for services provided by CompCare and its Participating Providers, and will promptly pre-register such Sources in writing to CompCare for pre-approval by CompCare.
     4.2   HAN will employ a minimum of 1.5 FTEs who are experienced Sales Executives who will be dedicated to the sale of CompCare’s behavioral health products. These Sales Executives will be guided by HAN’s Owner and Chief Executive Officer and will be responsive to the direction and inquiries of CompCare’s Chief Executive Officer or designee.
     4.3   HAN is not an insurer, guarantor, or underwriter of the liability of CompCare or its Participating Providers and does not provide benefits to Covered Individuals or pay claims for covered services under any Plan. CompCare acknowledges and agrees that HAN’s responsibilities pursuant to this Agreement are administrative in nature and that HAN is not an insurer, indemnifier or guarantor of payments owed to Participating Providers in connection with this Agreement or the provision of behavioral healthcare services or supplies. Except as expressly set forth in this Agreement or in any agreement entered into pursuant to this Agreement, HAN shall have no responsibility for any behavioral healthcare services or supplies or other services provided by CompCare or Participating Providers to any Covered Individual or to any other Person.
     4.4   HAN shall hold CompCare harmless against liability or any additional expenses incurred by CompCare if HAN is determined by any federal, state, or local governmental authority to be engaged in activities for which it has failed to obtain a necessary license or permit.
     4.5   During the term of this Agreement (as the same may be extended from time to time) and for a one (1) year period thereafter, HAN shall not, either directly or indirectly, for itself or any third party, hire or solicit, induce, recruit, or cause a person in the employ of CompCare or its subsidiaries to terminate his/her employment by CompCare or such subsidiary, for the purpose of joining, associating or becoming employed by HAN or any of HAN’s Affiliates, or any other company or person which is in competition with any product sold, or any business or activity engaged in, by CompCare at any time during the term of this Agreement without advanced written approval of both parties.

5.   BILLING AND CONSIDERATION:
     5.1   CompCare shall pay to HAN
(a)	a fee (the “Cash Fee”) (computed as provided in SCHEDULE “A”, Item A) with respect to all Service Agreements entered into during the Term of this Agreement (as such Term may be extended from time to time), and

(b)	a Marketing Fee (computed as provided in SCHEDULE “A”, Item B) during the initial 24 month Term.
     5.2   CompCare shall pay the Cash Fee to HAN from the payments received by CompCare from each Source during each calendar month.
     5.3   CompCare shall pay to HAN all Cash Fee payments due HAN under this Agreement within twenty (20) days after the date on which CompCare receives each payment from the Source. CompCare shall not be obligated to pay Cash Fees to HAN unless and until it has received cleared or “good” funds from the Source pursuant to the Services Agreement with such Source. If CompCare fails to pay Cash Fees, when Cash Fees are due to HAN, within the period provided in this Section 5.3, then such past due payments will bear interest at the annual interest rate announced by Citibank, NA from time to time as its prime lending rate.
6.   TERM:
     6.1   This Agreement shall continue in effect for a twenty four (24) month period (the"Term”) commencing on the date of this Agreement. At the end of the Term (as the same may have been extended), this Agreement shall automatically renew on the same terms and conditions for subsequent periods of twelve (12) months each unless (i) terminated in accordance with the terms of this Agreement, or (ii) either party elects not to renew this Agreement at the end of its then current Term by written notice given to the other at least sixty (60) days prior to the end of the then current Term. As used in this Agreement, the “Term” of this Agreement shall include the initial twenty four (24) month term and any subsequent extensions of the Term of this Agreement.
     6.2   Termination for Default. Either party may terminate this Agreement upon the occurrence of an Event of Default as defined under Section 7.1 which remains uncured at the end of any applicable grace period.
     6.3   Immediate Termination. Either party may terminate this Agreement immediately upon notice to the other if the continuation of this Agreement by such party is found to be in violation of any law or regulation applicable to such party which would subject such party to regulatory action, criminal liability or material fines. The party electing to terminate this Agreement pursuant to this Section 6.3 shall give the other party such advanced notice of the possibility of termination as is reasonably possible under the circumstances.
     6.4   Notwithstanding any provision contained in any agreement between HAN and/or CompCare and/or a Source to the contrary, neither HAN nor CompCare shall take any action to terminate any Services Agreement with respect to a Source or to refuse to renew any such Services Agreement without first giving the other party at least 10 days written notice of such intended action, unless the Source has breached the provisions of its Services Agreement and such breach remains uncured at the end of any applicable grace period under such Services Agreement.
7.   DEFAULT AND TERMINATION:
     7.1   The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:
(a)	If CompCare fails to pay the Cash Fee or Marketing Fee or any other amount payable to HAN when required by this Agreement, and such failure remains uncured for more than ten (10) days after written notice of such breach from HAN.

(b)	If a party fails to comply with any of its material obligations under this Agreement (other than those obligations described in Section 7.1(a), and such failure remains uncured for more than thirty (30) days after written notice of such breach is given by the other party.

(c)	If a party’s representations or warranties were not true in any material respect when made.

(d)	If a party ceases to conduct its operations in the normal course of business.

(e)	If a receiver is appointed or applied for by a party.

(f)	If a petition under the Federal Bankruptcy Act is filed by or against either party, or a party makes an assignment for the benefit of creditors.

(g)	If the pre-established sales targets are not met by the last day of the initial Term of this Agreement or thereafter.
     7.2   Remedies. Upon the occurrence of an Event of Default, the aggrieved party shall be entitled to (a) terminate this Agreement. In the event of any dispute or controversy between the parties arising out of or in connection with this Agreement, or with regard to performance of any obligation hereunder by either party (other than a claim of non payment of any amount required to be paid pursuant to this Agreement), the parties shall:

(a)	In good faith continued to meet their respective obligations as described in this Agreement, including but not limited to the performance of services; and

(b)	Use reasonable efforts to settle such dispute or controversy amicably by good faith negotiation for a period not to exceed 30 consecutive days, commencing upon the receipt of written demand for negotiation setting forth the basis of the dispute. After the expiration of the 30-day negotiation period, either party may commence arbitration to resolve such dispute as set forth below. All disputes or controversies which may arise between the parties hereto out of or in relation to or in connection with this Agreement or the breach hereof shall be finally settled by binding arbitration. Unless otherwise agreed to in writing between the parties, such arbitration will be conducted by and in accordance with the Rules of the American Arbitration Association, in the form pertaining at the time the arbitration is initiated. Each party shall select an arbitrator, and the two arbitrators so selected shall select a third arbitrator. If the two arbitrators selected are unable to agree upon the name of a third arbitrator, such third arbitrator shall be appointed from a panel in accordance with the Rules of the American Arbitration Association. The parties shall use their best efforts to complete the arbitration proceeding within 3 months from the expiration of the negotiation period set forth above. Such arbitration shall be conducted in White Plains, New York under the laws of the New York or such other location as the parties may mutually agree in writing. Each party, without regard to the outcome of such arbitration, shall be responsible for their own costs and expenses of arbitration, including but not limited to the costs and expenses of their own arbitrator. The non-prevailing party shall be responsible for the cost and expenses of the third arbitrator. In the event there is no prevailing party, the arbitrators shall determine the amount of the third arbitrator’s costs and expenses for which the respective parties to this Agreement shall each be responsible for fifty percent of such costs.
     7.3   Consequential Damages. Each party hereby waives any right that it might now have or may in the future acquire to assert any claim against the other for consequential, punitive, special or incidental damages, for lost profits, or for lost opportunity costs, or for compensation, reimbursement, or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or good will of such party, in connection with any breach by the other party of its obligations under this Agreement.
     7.4   Modification of Restrictive Covenants. If a court of competent jurisdiction shall determine that any covenant contained in Article 8 or 9 shall be enforceable only if limited to a shorter period of time or to a smaller geographical area than is herein expressly provided, or otherwise limited, then and in such event, such covenant shall be deemed to be limited to the extent so determined to be enforceable, in the same manner and to the same extent as if such limits were expressly provided herein. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by applicable law

8.   RESTRICTIVE COVENANTS AND NON-CIRCUMVENTION — BY COMPCARE:
     8.1   CompCare recognizes that HAN’s contacts and relationships with its Sources and their agents and representatives are extremely valuable business assets of HAN, and that any interference with such relationships will cause material and irreparable harm to HAN.
     8.2   CompCare acknowledges that HAN has introduced, and will introduce, CompCare to one or more Sources who may desire to enter into one or more business arrangements with CompCare, the CompCare Network, or other Persons introduced to such Source by CompCare.
     8.3   CompCare agrees that during the Term of this Agreement (as the same may be extended pursuant to Section 6 or by agreement of the parties) and for a two (2) year period thereafter, neither it, nor any of CompCare’s Affiliates shall, without HAN’s prior written consent in each instance, either directly or indirectly, negotiate with or enter into any agreement directly with any Source.
     8.4   CompCare acknowledges that the restrictions contained in this Article 8 are necessary for the reasonable protection of HAN and that HAN would not enter in to this Agreement or introduce CompCare to any Source if CompCare did not agree to the provisions of this Article 8.
     8.5   During the Term of this Agreement, if CompCare desires to contract directly with any Source for commercial, Medicaid, Medicare or any other type of business, then CompCare shall pay HAN the compensation provided in Article 5 hereof.
     8.6   If any of the provisions of this Article 8 are breached by CompCare or any of its Affiliates, then, as compensation for such breach, CompCare shall provide HAN with an accounting of, and shall pay to HAN an amount equal to, all net revenues received by CompCare or its Affiliate as a result of such breach.
     8.7   During the Term of this Agreement and during the twelve (12) month period following the last day of the Term, CompCare will not, directly or indirectly, hire any employee of HAN or solicit or induce an employee of HAN to leave HAN for employment with CompCare or any other person, excluding through general solicitations of employment such as through the newspaper or industry journals, unless approved in advance and in writing by HAN.
9.   RESTRICTIVE COVENANTS AND NON-CIRCUMVENTION — BY HAN:
     9.1   HAN recognizes that CompCare’s contacts and relationships with the Participating Providers are extremely valuable business assets of CompCare, and that any interference with such relationships will cause material and irreparable harm to CompCare.
     9.2   HAN acknowledges that CompCare has introduced HAN to the CompCare Network Providers and certain strategic partners which may desire to enter into one or more business arrangements with HAN or its Sources in which case HAN and its Sources must obtain the express written consent of CompCare in advance of any such business arrangement.
     9.3   HAN agrees that during the Term of this Agreement (as the same may be extended pursuant to Section 6 or by agreement of the parties) and for a two (2) year period thereafter, it, nor any of HAN’s Affiliates shall, without CompCare’s prior written consent in each instance, either directly or indirectly, negotiate with or enter into any agreement directly with any other managed behavioral healthcare company.
     9.4   HAN agrees that during the Term of this Agreement (as the same may be extended pursuant to Section 6 or by agreement of the parties) and for a two (2) year period thereafter, neither it nor any of its Affiliates shall, without CompCare’s prior written consent in each instance, either directly or indirectly, negotiate with or enter into any agreement for access to behavioral healthcare services directly with the CompCare Network.
     9.5   HAN acknowledges that the restrictions contained in this Article 9 are necessary for the reasonable protection of CompCare and that CompCare would not enter in to this Agreement or introduce HAN to the CompCare Network if HAN did not agree to the provisions of this Article 9.
     9.6   If HAN or any Affiliate of HAN breaches any of the provisions of this Article 9, then, as compensation for such breach, HAN shall provide CompCare with an accounting of, and shall pay to CompCare an amount equal to, all net revenues received by HAN or its Affiliate as a result of such breach.
     9.7   During the Term of this Agreement and during the twelve (12) month period following the last day of the Term, HAN will not, directly or indirectly, hire any employee of CompCare or solicit or induce an employee of CompCare to leave CompCare for employment with HAN or any other person, excluding through general solicitations of employment such as through the newspaper or industry journals, unless approved in advance and in writing by CompCare.
10.   CONFIDENTIALITY
     10.1   Definition. As used in this Section 10, the term Confidential Information means any information or materials which is disclosed by one party or its Affiliates or agents (Disclosing Party) to the other party or any of its Affiliates or agents (Receiving Party), either orally or in writing, with respect to any aspect of the Disclosing Party’s business affairs. Such term includes, without limitation, the Disclosing Party’s business records and plans, financial statements and data, customer lists and records, trade secrets, technical information, products, product and service design information, pricing structure and discounts, costs, computer programs and listings, personnel data and other proprietary information of the Disclosing Party and its subsidiaries. Such term also includes the identity of each Payor and of each Participating Provider.
     10.2   Exclusions. The term Confidential Information does not include any information which: (a) is generally known to the trade or the public at the time of disclosure by the Disclosing Party to the Receiving Party; (b) becomes generally known to the trade or the public subsequent to the time of such disclosure, provided such general knowledge was not the result of a breach of this

Agreement by the Receiving Party or its Affiliates; (c) is known to the Receiving Party at the time of disclosure; (d) is obtained from a third party who, to the best knowledge of the Receiving Party, is not under any obligation to keep such information confidential; or (e) is independently developed by employee(s), agent(s), or representative(s) of the Receiving Party as a result of its own efforts and not as a result of the disclosure of the same information by the Receiving Party.
     10.3   Treatment of Information. Each party understands and acknowledges that the other party’s Confidential Information has been developed by such other party by the investment of significant time, effort and expense and that the Confidential Information is a valuable, special and unique asset of such other party and provides it with a significant competitive advantage. Therefore, no Receiving Party nor its Affiliates shall copy or duplicate any Disclosing Party“s Confidential Information or use any Disclosing Party=s Confidential Information for its=s own use or benefit or any other commercial purpose other than performance of the Receiving Party“s responsibilities (including related internal administrative functions) under this Agreement. Additionally, each Receiving Party agrees to hold in confidence and not to disclose any of the Disclosing Party’s Confidential Information to any person or entity without the Disclosing Party’s prior written consent in each instance. Each Receiving Party will only disclose Confidential Information to its agents, employees and representatives who need to know such information for the purposes of enabling the Receiving Party to perform its obligations under this Agreement. Prior to disclosing a Disclosing Party=s Confidential Information to any of its agents, employees or representatives, each Receiving Party will advise such agent, employee or representative of this confidentiality agreement and will have satisfied itself that such agent, employee or representative will treat the Confidential Information in the manner required by this Agreement.
     10.4   Return of Information. Following termination of this Agreement, each party shall return to the other any written Confidential Information, together with any copies or extracts of such Confidential Information that belong to such other party. Any Confidential Information in the possession of a Receiving Party or its agents, employees or representatives not so requested and returned, and oral Confidential Information and writings based thereon, will be destroyed or will be held by the Receiving Party and its agents, employees or representatives and kept subject to the terms of this Agreement.
     10.5   Required Disclosure. If a Receiving Party, or its agents, employees or representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena or similar process) to make a disclosure which would violate the terms of this Agreement, such party shall provide the Disclosing Party with prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.
     10.6   Permitted Disclosure. With respect to each CompCare Network that HAN and its Payors have obtained access to pursuant to the provisions of this Agreement, HAN and its Payors may use CompCare’s name, business address, business telephone number and such other information as is deemed to be reasonably necessary or appropriate by HAN and its Payors for the purpose of informing Payors and Eligible Persons about the CompCare Network.

11.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPCARE:
     CompCare represents and warrants to, and covenants with, HAN that:
     11.1   CompCare is a corporation duly organized and validly existing under the laws of the State of Nevada and has full corporate and legal power and authority to execute and deliver this Agreement and perform its obligations hereunder and pursuant to the transactions contemplated hereby and thereby.
     11.2   CompCare is not a party to, or subject to, or bound by any agreement or judgment, order, writ, injunction or decree of any court or governmental body which contains any provisions which would or could operate to prevent the carrying out of this Agreement or any of the transactions contemplated thereby.
12.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF HAN:
     HAN represents and warrants to, and covenants with, CompCare that:
     12.1   HAN is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.
     12.2   HAN is not a party to, or subject to, or bound by any agreement or judgment, order, writ, injunction or decree of any court or governmental body which contains any provisions which would or could operate to prevent the carrying out of this Agreement or any of the transactions contemplated hereby.
     12.3   The execution, delivery and performance of this Agreement by HAN has been duly and effectively authorized by its Board of Directors and each other person or entity having a right to authorize, approve or consent to this Agreement.
13.   MISCELLANEOUS PROVISIONS:
     13.1   Notices. Any notice given or required to be given pursuant to any provision of this Agreement shall be in writing and shall either be personally delivered or sent by a reputable commercial courier service guaranteeing overnight delivery, and shall be deemed to have been given upon receipt if personally delivered, or, upon delivery to such courier, with delivery charges prepaid, if sent by such a courier, in either case addressed to the following addresses:

If to HAN:	Health Alliance Network, Inc.
1305 Mamaroneck Avenue
White Plains, NY 10605
Attn: Anthony V. Milone

If to CompCare:	Comprehensive Care Corporation
204 S. Hoover Boulevard, Suite 200
Tampa, Florida 33609
Attn: Mary Jane Johnson
     Any party may change the address to which notices, requests, communications to such party shall be delivered personally or mailed by giving notice thereof to the other parties hereto in the manner herein provided. Notices shall be deemed given at the time they are delivered personally or three days after they are mailed or sent in the manner set forth above.
     13.2   Survival of Representations. All statements contained herein shall be deemed to be representations, warranties, covenants and agreements made by the respective parties to this Agreement and shall survive the consummation of the transactions contemplated hereby.
     13.3   Confidentiality. Each party agrees that this Agreement and the materials and information supplied by the parties in performing this Agreement shall be kept confidential, unless specifically authorized otherwise in writing, and may not be distributed except for appropriate activities related to the performance of this Agreement.
     13.4   Entire Agreement. This Agreement and the Exhibits and Schedules hereto and the agreements referred to herein supersede all prior discussions and agreements between the parties with respect to the matters contained herein and therein, and this Agreement and the Exhibits and Schedules annexed hereto and the documents referred to herein contain the sole and entire agreement between the parties hereto with respect to the transactions contemplated hereby.
     13.5   Amendments. No provision of this Agreement may be extended, changed, waived, modified or amended unless the same is contained in a writing that is fully executed by the party against whom such matter is asserted.
     13.6   Waiver. The waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. A waiver on one occasion shall not be deemed to be a waiver on a future occasion. The failure to exercise any right hereunder shall not operate as a waiver of such right.
     13.7   Execution in Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     13.8   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such state.
     13.9   Headings. The subject headings at the beginning of the articles and Sections are for convenience in locating the context, but are not part of the context. Unless otherwise specifically set forth in this Agreement to the contrary, all references to Sections, Exhibits and Schedules refer to portions of this Agreement.

     13.10   Expenses. Each party hereto shall bear its own expenses except as otherwise provided herein, including, without limitation, liabilities or obligations for expenses, taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, and all attorneys’ and accountants’ fees required by this Agreement.
     13.11   Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.
     13.12   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
     13.13   Assignment. Except as provided in this Section 13.13, this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent may be withheld for any or no reason. Each party may assign its rights under this Agreement to (i) its Affiliates, (ii) any Person into which or with which it may be merged, and (iii) any Person that acquires all or substantially all of its assets.
     13.14   Independent Contractors. The parties acknowledge that they are, and shall remain, independent contractors and that the execution of this Agreement by each of them, does not create, nor shall it be construed as creating, any relationship of principal and agent, of partnership or joint-venture between them, and that neither party shall be severally or jointly responsible for the acts of the other party. The parties also acknowledge that HAN has no dominion or control over, or direct contractual agreement with, any Source, and has no control over the relationship between any Eligible Person and any Source, or any of Source’s personnel, or the administration of any Plan.
     13.15   Non-Exclusivity. No provision contained in this Agreement shall be construed to require either party to this Agreement to deal exclusively with the other or to grant the other a right of first refusal as to any business opportunity that is related or unrelated to the subject matter of this Agreement.

     IN WITNESS WHEREOF, this Marketing Agreement has been executed as of the date and year first above written.

COMPREHENSIVE BEHAVIORAL CARE, INC.
	By:	/s/ Mary Jane Johnson
Mary Jane Johnson, President
Date: August 3, 2005

HEALTH ALLIANCE NETWORK, INC.
	By:	Anthony V. Milone
Anthony V. Milone, President
Date: August 3, 2005

SCHEDULE “A”
FEE SCHEDULE
A.   CASH FEE
     For each Services Agreement entered into during the Term by CompCare and a Source introduced to CompCare by HAN or a HAN Affiliate which has been registered and approved by CompCare, CompCare shall pay HAN a fee (the “Cash Fee”) with respect to services provided by CompCare to such Source during the first five years of such Services Agreement (or any amendment, revision, extension or replacement of such Services Agreement). The Cash Fee shall be computed with respect to revenues actually collected by CompCare and shall be paid to HAN as and when such revenues are collected by CompCare.
     The “Cash Fee” shall be computed for each Services Agreement and shall equal the sum of:
(a)	3% of the gross revenues received by CompCare from such Services Agreement computed at the Most Favored Nations Pricing rate as determined by CompCare for such Services Agreement; plus

(b)	50% of gross revenues received by CompCare from such Services Agreement to the extent that such gross revenues exceed 103% of the Most Favored Nations pricing for such Services Agreement.
By way of example, if the Most Favored Nations Pricing is determined by CompCare to equal $2.0 million for a Services Agreement, and HAN negotiates at a price from the Source of $3.0 million, then CompCare shall pay to HAN a Cash Fee as follows:

$2.0 million x 3%	=$60,000
+ $940,000* x 50%	=$470,000

TOTAL CASH FEE DUE HAN	=$530,000

B.   HAN MARKETING FEE
     CompCare shall pay HAN the following amounts (“Marketing Fee”) in addition to the Cash Fee:
     1.   During the initial 24 months of the Term of this Agreement (unless terminated early pursuant to such Agreement), CompCare shall pay HAN a marketing fee of $15,000 each month commencing on August 1, 2005. Such fee is inclusive of all HAN ordinary out-of-pocket expenses except for those expenses related to travel for the purpose of sales. Extraordinary expenses (e.g., Exhibits, entertainment, etc) will be paid if pre-approved by CompCare.

     2.   CompCare will pay HAN a bonus payment of $9,000 per quarter if CompCare reports quarterly profits between $12,000 and $29,999 for any fiscal quarter. CompCare will pay HAN a bonus payment of $21,000 per quarter if Compcare reports quarterly profits of $30,000 or more for any fiscal quarter.
     3.   The parties shall review the Marketing Fee on a semi-annual basis to assess performance and to determine whether to increase such fee as they may agree at such time.
     4.    Maximum payments to HAN, inclusive of all Cash Fees and Marketing Fees and bonuses, shall not exceed $1,000,000 in any fiscal year.